                                                                   EXHIBIT 23.1
                         INDEPENDENT AUDITORS' CONSENT

  We consent to the use in this Pre-Effective Amendment No. 3 to Registration Statement No. 333-42173 of Kopin Corporation (the "Company") on Form S-3 of our report dated February 10, 1997 (March 7, 1997 as to note 13), appearing in the Prospectus, which is part of this Registration Statement, and of our report dated February 10, 1997 (March 7, 1997 as to note 13) relating to the financial statements and financial statement schedule included in the Company's Annual Report on Form 10-K which is incorporated by reference in this Registration Statement.

  We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 29, 1998